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                           RAVENS METAL PRODUCTS, INC.
                             FORM 8-K CURRENT REPORT
                                 MARCH 31, 1997

                                   EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT


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                            STOCK PURCHASE AGREEMENT

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                                                 TABLE OF CONTENTS

1.       INCORPORATION OF RECITALS.....................................1

2.       SALE AND PURCHASE OF SHARES...................................1

3.       PURCHASE PRICE................................................1

4.       PAYMENT OF PURCHASE PRICE.....................................1

5.       CLOSING.......................................................2

6.       SELLER'S REPRESENTATIONS......................................2

         6.1      ORGANIZATION.........................................2

         6.2      AUTHORIZATION........................................2

         6.3      OWNERSHIP OF SHARES..................................3

         6.4      CAPITALIZATION.......................................3

         6.5      FINANCIAL STATEMENTS.................................3

         6.6      DIRECTOR, OFFICER, EMPLOYEE AND
                  AGENT INDEBTEDNESS...................................3

         6.7      NO UNDISCLOSED LIABILITIES...........................3

         6.8      ACCOUNTS RECEIVABLE..................................4

         6.9      INVENTORY............................................4

         6.10     PLANT AND EQUIPMENT..................................4

         6.11     PROPERTY.............................................4

         6.12     LEASES...............................................5

         6.13     AGENTS' AGREEMENTS...................................5

         6.14     EMPLOYEE CONTRACTS, UNION AGREEMENTS AND
                  BENEFIT PLANS........................................5

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         6.15     INDEBTEDNESS...........................................5

         6.16     PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS.............6

         6.17     LITIGATION.............................................6

         6.18     LABOR RELATIONS........................................6

         6.19     BANK ACCOUNTS..........................................7

         6.20     RESTRICTIVE COVENANTS..................................7

         6.21     OSHA AND OTHER FILINGS.................................7

         6.22     ENVIRONMENTAL PROTECTION...............................7

         6.23     LICENSE AGREEMENTS.....................................8

         6.24     INSURANCE POLICIES.....................................8

         6.25     CONTRACTS AND COMMITMENTS..............................8

         6.26     ABSENCE OF CERTAIN CHANGES AND EVENTS..................9

         6.27     BROKER'S OR FINDER'S FEES.............................10

         6.28     NO VIOLATION OF LAW...................................10

         6.29     COPIES OF DOCUMENTS...................................10

         6.30     REQUIRED CONSENTS AND APPROVALS.......................11

         6.31     REQUIRED LICENSES AND PERMITS.........................11

         6.32     TAX MATTERS...........................................11

                  A.       TAXES DEFINED................................11

                  B.       TAX RETURNS AND LIABILITIES..................11

                  C.       RESERVES.....................................12


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                  D.       SUBMISSION OF TAX RETURNS....................12

                  E.       ELECTIONS....................................12

         6.33     PENSION MATTERS.......................................12

         6.34     AGREEMENTS IN FULL FORCE AND EFFECT...................14

         6.35     DISCLOSURE............................................14

         6.36     SCHEDULES.............................................14

7.       REPRESENTATIONS AND WARRANTIES OF PURCHASER....................14

         7.1      ORGANIZATION..........................................14

         7.2      AUTHORIZATION.........................................14

         7.3      BROKER'S OR FINDER'S FEES.............................15

8.       COVENANTS OF THE SELLER........................................15

         8.1      ORDINARY COURSE.......................................15

         8.2      NO AMENDMENTS.........................................15

         8.3      NO CAPITAL CHANGES....................................15

         8.4      NO DIVIDENDS OR REDEMPTIONS...........................15

         8.5      FORBEARANCE BY ALBEX AND SABI.........................15

         8.6      INSURANCE AND MAINTENANCE OF PROPERTY.................16

         8.7      ACCESS................................................16

         8.8      SATISFACTION OF CONDITIONS............................17

         8.9      NO DEFAULT............................................17

         8.10     COMPLIANCE WITH LAWS..................................17

         8.11     OCCURRENCES AFTER SIGNING.............................17

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9.       COVENANTS OF THE PURCHASER.....................................17

10.      TAX MATTERS....................................................17

         10.1     FILING OF TAX RETURNS.................................17

         10.2     ACCESS AND ASSISTANCE.................................17

         10.3     TRANSFER TAXES........................................18

11.      CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS...................18

         11.1     REPRESENTATIONS AND WARRANTIES TRUE AT
                  CLOSING DATE..........................................18

         11.2     LITIGATION............................................18

         11.3     OPINION OF COUNSEL TO THE PURCHASER...................18

12.      CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS............19

         12.1     REPRESENTATIONS AND WARRANTIES
                  TRUE AT CLOSING DATE..................................19

         12.2     CONSENTS..............................................19

         12.3     INVESTIGATIONS........................................19

         12.4     NO MATERIAL CHANGE....................................20

         12.5     INDEBTEDNESS..........................................20

         12.6     LITIGATION............................................20

         12.7     SHARE CERTIFICATES AND RESIGNATIONS...................20

         12.8     REAL PROPERTY TITLE...................................20

         12.9     OPINION OF COUNSEL TO THE SELLER......................20

         12.10    APPROVAL AND AUTHORIZATION BY NECESSARY
                  CORPORATION ACTION....................................21

         12.11    DOCUMENTS SATISFACTORY IN FORM AND SUBSTANCE..........22

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         12.12    CLOSING ON ALBEX AND SABI.............................22

13.      TERMINATION....................................................22

14.      INDEMNITIES BY THE SELLER......................................22

         14.1     INDEMNITY.............................................22

         14.2     TIME TO ASSERT CLAIM..................................22

         14.3     CLAIMS BY THIRD PARTIES...............................23

         14.4     PAYMENT TO INDEMNIFIED PARTIES........................23

15.      INDEMNITIES BY THE PURCHASER...................................24

         15.1     INDEMNITY.............................................24

         15.2     CLAIMS................................................24

16.      MISCELLANEOUS..................................................24

         16.1     BINDING EFFECT........................................24

         16.2     ASSIGNMENT............................................24

         16.3     SURVIVAL OF REPRESENTATIONS...........................24

         16.4     FURTHER ASSURANCES....................................24

         16.5     NOTICES...............................................24

         16.6     COUNTERPARTS..........................................25

         16.7     HEADINGS AND TABLE OF CONTENTS........................25

         16.8     GOVERNING LAW.........................................25

         16.9     EXPENSES..............................................25

         16.10    SCHEDULES.............................................25

         16.11    ENTIRE AGREEMENT......................................26

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         16.12    SELLER'S REPRESENTATIVE...............................26


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                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into effective March 31, 1997, by and among JACOB POLLOCK, TRUSTEE OF THE JACOB POLLOCK TRUST U/A DATED MARCH 12, 1991, of Akron, Ohio ("Seller"), and RVM INDUSTRIES. INC., a Delaware corporation ("Purchaser").

                                 R E C I T A L S
                                 ---------------

         A. Seller is the owner of 100 shares of common stock of Albex Aluminum, Inc., an Ohio corporation ("Albex") and desires to sell to Purchaser all of the 100 shares of common stock ("Albex Shares"), and Purchaser desires to purchase the Albex Shares.

         B. Seller is the owner of 450 shares of common stock of Signs and Blanks, Inc., an Ohio corporation ("SABI") and desires to sell to Purchaser all of the 450 shares of common stock ("SABI Shares"), and Purchaser desires to purchase the SABI Shares. The Albex Shares and the SABI Shares are collectively referred to hereinafter as the "Shares".

         NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as set forth hereinafter, it is agreed by and between the parties as follows:

         1. INCORPORATION OF RECITALS. The recitals contained above are incorporated herein by this reference.

         2. SALE AND PURCHASE OF SHARES. Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller the Shares. The rights, terms, and conditions of the Shares are as set forth in a certificate of designation attached hereto as Schedule 2. and incorporated herein by this reference.

         3. PURCHASE PRICE. Purchaser shall pay to Seller for the Shares a contingent purchase price ("Purchase Price") that will be calculated separately for Albex Shares and SABI Shares. The Purchase Price will be based on seven times average earnings before interest and taxes (plus depreciation and amortization and less capital expenditures) for the years ended March 31, 1999 and March 31, 2000, less all interest bearing debt, all determined in accordance with generally accepted accounting principles and as set forth on Schedule 3 attached hereto.

         4. PAYMENT OF PURCHASE PRICE. The Purchase Price plus interest at 8% per annum will be paid over five years. Interest will not begin to accrue until July 1, 2000. A payment of principal only will be due on July 1, 2000, and a payment of principal and interest will be due August 1, 2000 and on the first day of each month thereafter until the Purchase Price (and all interest thereon) have been paid in full. Payments will be subject to the limitations called for in Purchaser's agreements with


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its lenders. The Purchase Price will be evidenced by promissory notes in form substantially the same as those attached hereto as SCHEDULES 4. A and B ("Notes").

         5. CLOSING. On the closing date ("Closing") Seller shall deliver to the Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock transfer powers. Purchaser will issue and deliver the Notes to Seller on or before July 1, 2000. The transfer of the Shares, and the delivery of the other instruments, certificates and legal opinions required herein, shall take place at 861 East Tallmadge Avenue, Akron, Ohio 44310, at 10:00 a.m. local time, on March 31, 1997 or on such other date or at such other time or place as the parties shall agree to in writing (the date and time of the Closing being referred to herein as the "Closing Date"). The sale and purchase of the Shares shall be effective 12:01 a.m. on the Closing Date.

         6. SELLER'S REPRESENTATIONS. Seller warrants and represents to Purchaser and acknowledges that Purchaser is relying on such warranties and representations, the following:

         6.1 ORGANIZATION. Albex and SABI are corporations duly organized, validly existing and in good standing under the laws of the State of Ohio, and have all requisite power and authority, corporate or otherwise, to conduct their businesses and to own their properties. They are duly qualified and in good standing as foreign corporations in each jurisdiction in which qualification is required. The copies of the articles of incorporation and by-laws of Albex and SABI delivered to Purchaser are the complete, true and correct articles of incorporation and by-laws of Albex and SABI, in effect as of the date hereof. The minutes of directors' and stockholders' meetings and records of stock issuance of Albex and SABI delivered to the Purchaser are the complete, true and correct records of directors' and stockholders' meetings and stock issuance through and including the date hereof and reflect all transactions required to be contained in such records. Neither Albex nor SABI have any subsidiaries or own any interest in any other corporation, partnership or joint venture.

         6.2 AUTHORIZATION. This Agreement and its execution, delivery and performance have been duly authorized by all necessary action on the part of Seller. This Agreement, when signed and delivered by the Seller, will have been duly executed and delivered by each stockholder of Albex and SABI and will constitute the legal, valid and binding agreement of each stockholder, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in the change in any interest rates payable by Albex or SABI or a violation of, or any conflict with, or any default or acceleration under, (i) any term or provision of the articles of incorporation or by-laws of Albex and SABI, (ii) any provision of any mortgage, lien, lease, agreement, instrument, order, award, judgment, injunction or decree to which any stockholder or Albex or SABI is a party or by which any of them or any of their

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respective properties is bound (including, but not limited to, any outstanding industrial revenue bond or similar or other financing relating to Albex or SABI or any of their leased properties) or (iii) any federal, state or local law, or regulation of any governmental body, agency or authority applicable to any stockholder or Albex or SABI.

         6.3 OWNERSHIP OF SHARES. Seller has good and marketable title to the Shares, free and clear of any claims, security interests, liens or encumbrances. The transfer of the Shares will pass to the Purchaser good and marketable title to the Shares, free and clear of any claims, security interests, liens or encumbrances whatsoever.

         6.4 CAPITALIZATION. The authorized capital stock of Albex consists solely of 750 shares of common stock, no par value, of which 100 shares are issued and outstanding. The authorized capital stock of SABI consists solely of 750 shares of common stock, no par value, of which 450 shares are issued and outstanding. The Shares constitute all of the issued and outstanding shares of capital stock of Albex and SABI. The Shares are validly issued, fully paid, and non-assessable. There are no outstanding subscriptions, options, warrants, preemptive rights, convertible securities or other agreements or commitments of any character obligating Albex or SABI to issue, sell, redeem or purchase shares of capital stock of Albex or SABI or obligating any stockholder to sell, transfer, surrender, redeem, assign or convey any of the Shares.

         6.5 FINANCIAL STATEMENTS. Seller has delivered to Purchaser balance sheets ("Balance Sheets") of Albex and SABI as of December 31, 1996. The Balance Sheets fairly present the financial conditions with respect to assets and liabilities (whether accrued, absolute, contingent or otherwise) of Albex and SABI as of December 31, 1996 in each case in accordance with generally accepted accounting principles applied on a consistent basis.

         6.6 DIRECTOR, OFFICER, EMPLOYEE AND AGENT INDEBTEDNESS. There are no loans and advances outstanding to directors, officers, employees and agents of Albex and SABI respectively, except as disclosed on SCHEDULE 6.6 attached hereto.

         6.7 NO UNDISCLOSED LIABILITIES. Except with respect to: (a) the items reflected or reserved against in the Balance Sheets; (b) matters set forth in
SCHEDULE 6.7 attached hereto; and (c) the purchase or sale contracts or commitments in the ordinary course of business, Seller does not have knowledge of any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including without limitation, liabilities for taxes in respect of or measured by the income of Albex or SABI, and liabilities for taxes arising out of any transaction entered into prior to such date out of any state of facts existing prior thereto). Furthermore, Seller has no knowledge of and does not have any



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reasonable ground to know of any basis for the assertions against Albex and SABI of any liability or obligation as of the last date of the Balance Sheets of any nature in any amount not fully reflected or reserved against in the Balance Sheets, except for purchase or sale contracts or commitments in the ordinary course of business, and except for those matters set forth in this Section.

         6.8 ACCOUNTS RECEIVABLE. All accounts receivable of Albex and SABI reflected on the Balance Sheets represent sales actually made or services performed in the ordinary course of business, and are collectible in the normal course of business and without resort to litigation. All accounts receivable reflected on the Balance Sheets will represent sales actually made or services performed in the ordinary course of business and will be collectible in the normal course of business and without resort to litigation.



         6.9 INVENTORY. (i) All of the inventories of Albex and SABI consist of quality and quantity usable and saleable in the ordinary and usual course of Albex's and SABI's business; (ii) all inventories have been priced at the lower of cost or market; (iii) the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable, adequate and appropriate in the present circumstances of Albex and SABI; and (iv) since December 31, 1996, neither Albex nor SABI have experienced any difficulties in obtaining any raw materials necessary to the operation of their respective business, and the Seller knows of no threatened difficulties in obtaining such raw materials.

         6.10 PLANT AND EQUIPMENT. The plants, structures, equipment, and tangible personal property of Albex and SABI are structurally sound (with no known defects material to the suitability thereof to present operations) and in good operating condition and repair; Albex and SABI have not received notification that Albex and SABI or the owners of the real estate and buildings are in violation of any applicable building, zoning, anti-pollution, health or other law, ordinance or regulation in respect of its plants, structures, equipment or tangible personal property, or their operations and no such violation exists.

         6.11  PROPERTY.

               A. SCHEDULE 6.11 hereto sets forth a complete and accurate list or description of all the real and personal property that Albex and SABI owns or leases, or have agreed (or have an option) to purchase, sell, or lease.

               B. Except as disclosed in SCHEDULE 6.11, Albex and SABI have good, valid, and marketable title to all the properties and assets reflected in the Balance Sheet, free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including without

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limitation, any leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

               C. Except as disclosed in SCHEDULE 6.11, no real property owned or leased by Albex or SABI are subject to (i) any governmental decree or order (or threatened or personal order) to be sold or taken by public authority or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever which limit the use of such real property in manners which adversely affect or otherwise limit the present use of such real property.

               D. The rights, properties and other assets presently owned, leased, or licensed by Albex or SABI and described elsewhere in this Agreement include all rights, properties and other assets necessary to permit Albex and SABI to conduct their business in the same manner as their business has been conducted since January 1, 1996 as to Albex and July 10, 1989 as to SABI.

         6.12 LEASES. All leases pursuant to which Albex and SABI leases real or personal property are valid, binding, and enforceable in accordance with their terms and are in full force and effect; there are no existing defaults with respect thereto by Albex or SABI; no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

         6.13 AGENTS' AGREEMENTS. SCHEDULE 6.13 hereto sets forth a complete and accurate list or description of all written agents', salesmen's, brokers', dealers', distributors', subcontractors', manufacturer's representatives' or similar agreements, arrangements or understandings to which Albex or SABI is a party.

         6.14 EMPLOYEE CONTRACTS, UNION AGREEMENTS AND BENEFIT PLANS. SCHEDULE
6.14 hereto sets forth a complete and accurate list or description of all employment, consulting or collective bargaining contracts, deferred compensation, pension [as defined in Section 3(2) of the Employee Retirement Income Security Act, as amended ("ERISA")], profit-sharing, bonus, stock option, stock purchase or other compensation commitments, arrangements or plans, including all welfare plans as defined in Section 3(1) ERISA, of or pertaining to the recent or former employees of Albex or SABI, which are in writing and are in effect on the date hereof or which are not in writing and are binding on Albex or SABI. Albex and SABI have complied with all of their obligations, including the payment of all contributions and the filing of all reports, with respect to such contracts, commitments, arrangements and plan.

         6.15 INDEBTEDNESS. SCHEDULE 6.15 hereto sets forth a complete and accurate list or description of all instruments or other documents relating to any direct or indirect indebtedness of Albex or SABI, including indebtedness by way of lease-purchase arrangement, guarantee, undertaking on which others rely in extending

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credit, or otherwise, and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by Albex or SABI.

         6.16 PATENTS, TRADEMARKS AND PROPRIETARY RIGHTS. SCHEDULE 6.16 hereto sets forth a complete and accurate list or description of (i) all trademarks, service marks, trademark registrations, trademark and service mark registration applications, label filings, copyrights, inventions, patents and patent applications owned by Albex or SABI, and the jurisdiction in or by which such trademarks, service marks, trademark registrations, trademark and service mark registration applications, label filings, copyrights, patents and patent applications have been registered, filed or issued; (ii) all trade names owned or used by Albex or SABI, and, in the case of each trade name owned by Albex or SABI, the jurisdiction in which such trade name has been registered or filed; and (iii) all contracts, agreements or understandings pursuant to which Albex or SABI have authorized any person to use or any person has the right to use, in any business or commercial activity, any of the items listed in clauses (i) and
(ii) above that are owned by Albex or SABI.

         6.17 LITIGATION. Except as set forth in SCHEDULE 6.17 hereto, there are no suits, actions, administrative or arbitration or other proceedings, in which liabilities in excess of $10,000 are claimed, that are pending or threatened against or relating to Albex or SABI or any of their properties or business, and no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Albex or SABI or any of its properties or business.

         6.18 LABOR RELATIONS.  Except to the extent set forth in SCHEDULE 6.18:

              A. Albex and SABI are in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health, and are not engaged in any unfair labor practice within the meaning of Section 8 of the National Labor Relations Act;

              B. There is no unfair labor practice, charge, compliant or any other matter against or involving, directly or indirectly Albex or SABI threatened or pending before the National Labor Relations Board or any court of law;

              C. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Albex or SABI;

              D. No representation question exists or has existed or has been threatened within the past twelve months respecting the employees of Albex or SABI;

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              E.   No grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim thereon exists;

              F. No agreement (including any collective bargaining agreement), arbitration or court decision or governmental order which is binding on Albex or SABI in any way limits or restricts Albex or SABI from relocating or closing any of its operations;

              G. Albex or SABI have not experienced any work stoppage or other labor difficulty since January 1, 1996; and

              H. There are no charges, investigations, audits, administrative proceedings or complaints of discrimination (including but not limited to discrimination based upon sex, age, race, national origin, sexual preference, handicap or veteran status) threatened or pending before the Equal Employment Opportunity Commission or any federal, state or local agency or court, nor has any person suggested to any Seller or Albex or SABI that there may be any basis therefor.

              I. No collective bargaining Agreement is currently being negotiated by Albex or SABI.

         6.19 BANK ACCOUNTS. SCHEDULE 6.19 hereto sets forth a complete and accurate list of each bank or financial institution in which Albex or SABI have an account (giving the account numbers) or safe deposit box and the names of the persons authorized to draw thereon or to have access thereto.

         6.20 RESTRICTIVE COVENANTS. SCHEDULE 6.20 hereto sets forth a complete and accurate list or description of all contracts containing covenants limiting the freedom of Albex or SABI to compete in any line of business.

         6.21 OSHA AND OTHER FILINGS. SCHEDULE 6.21 hereto sets forth a complete and accurate list or description of all reports and filings made or filed by Albex or SABI pursuant to the Occupational Safety and Health Act, Resource Conservation and Recovery Act and Executive Order 11246 since January 1, 1996.

         6.22 ENVIRONMENTAL PROTECTION. Albex and SABI have obtained all permits, licenses and other authorizations which are required to be obtained by Albex and SABI for the operation of their business under federal, state and local laws relating to pollution or protection of the environment. Albex and SABI are in compliance with all terms and conditions of such required permits, licenses and authorizations, and are also in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Albex and SABI are not aware of, nor have they received notice of, any past, present or future events, conditions, circumstances activities practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste by them.

         6.23 LICENSE AGREEMENTS. SCHEDULE 6.23 hereto sets forth a complete and accurate list of all license agreements under which Albex and SABI conduct their business.

         6.24 INSURANCE POLICIES. SCHEDULE 6.24 hereto sets forth a complete and accurate list of all insurance policies in force on the date hereof naming Albex and SABI as an insured or beneficiary or as a loss payable payee or for which Albex or SABI have paid all or part of the premiums. Such policies adequately cover all risks reasonably and prudently foreseeable in the operation and conduct of the business of Albex or SABI; there are no notices of any pending or threatened terminations or premium increases with respect thereto and Albex and SABI are in compliance with all conditions contained therein. Albex or SABI have not been refused any insurance nor has their coverage been limited by any insurance carrier to which they have applied for any such insurance.

         6.25 CONTRACTS AND COMMITMENTS. Except as set forth in SCHEDULE 6.25 or in any other Schedule:

              A. Albex or SABI do not have any agreements, contracts, commitments or restrictions which are material to their business, operations or prospects or which require the making of any charitable contribution;

              B. No purchase contracts or commitments of Albex or SABI continue for a period of more than six months from the date hereof or are in excess of the normal, ordinary and usual requirements of their business or any excessive price;

              C. There are no outstanding sales contracts, commitments or bids of Albex or SABI which continue for a period of more than six months from the date hereof or which will result in any loss to Albex or SABI upon completion or performance thereof;

              D. Albex or SABI do not have any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, dealers or brokers that are not cancelable by them on notice of not longer than 30

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days and without liability, penalty, or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

            E. Albex or SABI are not in default, nor is there any basis for any valid claim of default, under any contract made or obligation owed by Albex or SABI;

            F. Albex or SABI are not under any liability or obligation under any agreement with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers; and, following the Closing, Albex or SABI will not have any liability with respect to the return of inventory or merchandise sold prior to the Closing;

            G.  Albex or SABI do not have any outstanding loan to any person;

            H. Albex or SABI do not have any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person, corporation, partnership, joint venture, association, organization or other entity besides themselves.

         6.26 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
SCHEDULE 6.26 hereto and as otherwise contemplated by this Agreement, since January 1, 1997, Albex and SABI have conducted their business only in the ordinary course, and have not: (i) suffered any damage, destruction, or loss adversely affecting the properties or business of Albex or SABI; (ii) made any declaration, setting aside or payment of any dividend or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of Albex or SABI or any direct or indirectredemption, purchase or other acquisition of such stock; (iii) suffered any adverse change in the working capital, assets, financial condition, business or operations, liabilities, reserves or prospects of Albex or SABI; (iv) increased the compensation payable or to become payable to employees of Albex or SABI having annual earnings in excess of $100,000 per year, or increased any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees; (v) granted options or warrants, subscriptions, calls, stock appreciation rights or other rights or commitments calling for the issuance of capital stock of Albex or SABI or obligations convertible into capital stock or other corporate securities of Albex or SABI or issued or sold any capital stock, bonds, notes or other corporate securities of Albex or SABI; (vi) incurred any liability or obligation (absolute, accrued, contingent or otherwise) not incurred in the ordinary course of business and consistent with past practice; (vii) paid, discharged, or satisfied any claim, liability or obligation, other than payment in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheets; (viii) permitted any of their assets to be subject to any mortgage, lien, security interest, restriction or charge of any kind; (ix) cancelled any debts or waived any claims or rights; (x) sold, transferred or otherwise disposed of any of their assets, except in the ordinary course of business consistent with past practice; (xi) made total capital expenditures or investments in excess of $100,000 as to SABI and $500,000 as to Albex; (xii) made any change in any method, practice or principle of accounting; (xiii) paid, loaned or advanced any amount or asset to or sold, transferred or leased any asset to any employee except for compensation at rates not exceeding rates paid as of December 31, 1996; (xiv) entered into any material commitment or transaction, other than in the ordinary course of business, affecting the operations of Albex or SABI; or
(xv) agreed, in writing or otherwise, to take any action described in this Section.

         6.27 BROKER'S OR FINDER'S FEES. Seller and Albex or SABI have not authorized any person to act as a broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to a valid claim against the Purchaser or Albex or SABI for any broker's or finder's fee or similar compensation.

         6.28 NO VIOLATION OF LAW. Except as may be determined in connection with any action, claim or proceeding described in any Schedules delivered hereunder, (i) Albex and SABI are not engaged, and since December 31, 1996 have not engaged in any activity or are not omitting to take any action as a result of which they are or have been in violation of any applicable federal, state or other law or regulation, ordinance, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court relating to them, or to their properties or business or their advertising or sales practices and (ii) (without limiting the generality of the foregoing) Albex and SABI are in compliance with all applicable laws and regulations in respect of tariffs, employment and employment practices, civil rights, terms and conditions of employment, wages and hours, and safety, occupational safety, and health or welfare conditions relating to premises occupied.

         6.29 COPIES OF DOCUMENTS. The Seller and Albex and SABI have made available to Purchaser:

             A. With respect to each parcel of real property listed or described in SCHEDULE 6.11, the deed evidencing Albex's or SABI's ownership of such property and each mortgage or other encumbrance thereon reflected in a written instrument, each instrument (if any) evidencing a grant by or to Albex or SABI of any option to purchase or lease such property, and each lease and leasehold mortgage (if any) with respect to such property;

             B. Each of the contracts, lease agreements, plans, instruments, reports or documents that are in writing and are listed in the SCHEDULES hereto;

             C. Each trademark and service mark registrations or application therefor, patent or patent application or other item listed in SCHEDULE 6.18 and each assignment or license with respect to any thereof;

             D. The pleading and briefs filed in each pending suit or proceeding listed in SCHEDULE 6.17 and the judgments, orders, injunctions, decrees, stipulations and awards listed in said SCHEDULE;

             E. All written licenses, permits and other authorizations and consents listed in SCHEDULE 6.23; and

             F.     All contracts and commitments listed in SCHEDULE 6.25.

         6.30 REQUIRED CONSENTS AND APPROVALS. Except as set forth in SCHEDULE 6.30, no consent or approval is required by virtue of the execution hereof or the consummation of any of the transactions contemplated herein to avoid the loss of any permit or license or other governmental authorization or the violation or breach of, or the default under, or the creation of a lien on assets of Albex or SABI pursuant to the terms of any regulation, order, decree or award of any court or governmental agency or any lease, contract, mortgage, note or any other instrument to which Albex or SABI are a party or to which they or any of their property is subject.

         6.31 REQUIRED LICENSES AND PERMITS. Albex and SABI have all licenses, permits or other authorizations of governmental authorities used or required by them in the production and sale of their products and all the licenses, permits or other authorizations of governmental authorities used or required in the conduct of their business.

         6.32 TAX MATTERS.


              A. TAXES DEFINED. For purposes of this Agreement, "Taxes" shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, federal, state, city, county, foreign or other income, franchise, capital stock, real property, personal property, tangible, withholding, FICA, unemployment compensation, disability, transfer, sales, use, excise and all other taxes of any kind for which Albex, SABI and Seller (since Albex and SABI are Subchapter S corporations) may have any liability imposed by the United States or any state, county, city, country or foreign government or subdivision or agency thereof to include any interest, penalties or additions attributable thereto, whether disputed or not.

             B. TAX RETURNS AND LIABILITIES. Except as otherwise disclosed in SCHEDULE 6.32 hereto, all returns, including estimated returns, and reports of every kind with respect to Taxes for which Albex or SABI or Seller may have any liability which have been filed in accordance with any applicable law; and all Taxes, deposits or other payments for which Albex or SABI or Seller may have any liability have been paid in full. The amounts so paid have been adequate to satisfy all Taxes due and payable by Albex or SABI or Seller in any jurisdiction for all periods ending on or before the date hereof and the amounts so paid on or before the Closing Date, together with any amounts accrued as liabilities for Taxes on the Closing Balance Sheet and the Balance Sheets will be adequate to satisfy all Taxes of Albex or SABI or Seller accruable through the Closing Date, whether or not disputed. There are not now any extensions of time in force with respect to the dates on which any returns or reports of Taxes were or are due to be filed. All deficiencies asserted as a result of any examination of any return or report of Taxes have been paid or finally settled and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. No claims, proposals or deficiencies for any Taxes are being asserted, proposed or threatened and no audit or investigation of any return or report of Taxes is currently underway, pending or threatened. All returns or reports of any Taxes have either been examined by all relevant tax authorities or the taxable years therefor have been closed by operation of law. There are no outstanding waivers or agreements by Albex or SABI for the extension of any item for the assessments of any Taxes or deficiency thereof, nor are there any other matters pending between Albex or SABI and any taxing authority. There are no tax liens upon any property or assets of Albex or SABI except liens for current Taxes not yet due. There are no facts which exist or have existed which would constitute grounds for the assessment of any Taxes with respect to the periods which have not been audited by the Internal Revenue Service or other taxing authorities.

               C. RESERVES. Adequate provision will be made in the Closing Balance Sheet and the Balance Sheets for all deferred and accrued liabilities for Taxes as of the Closing Date.

               D. SUBMISSION OF TAX RETURNS. Seller has delivered to the Purchaser, true and complete copies of all federal and state income tax returns (together with any Revenue Agent's Reports) relating to the operations of Albex or SABI for their fiscal years ending 1993, 1994, and 1995. Copies of such income tax returns for the 1996 taxable period and for the 1997 taxable period through the Closing Date will be promptly delivered to the Purchaser by the Seller after such returns have been prepared.

               E. ELECTIONS. Albex and SABI have not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1954, as amended ("Code").

         6.33 PENSION MATTERS. Except as otherwise disclosed in SCHEDULE 6.33 hereto:

               A. Albex and SABI have established employees' retirement plans ("Plans") which plans are listed on SCHEDULE 6.14. The assets of the Plans are held in trusts established under the Plans. The Plans have been funded in accordance with ERISA and reasonable actuarial assumptions, which actuarial assumptions are set forth in SCHEDULE 6.33. Such actuarial assumptions include factors relating to interest rates, mortality, rate of wage rate increases and employee turnover.

               B. The Plans are qualified under Section 401(a) of the Code, have been the subject of a favorable determination letter and have been administered and operated in accordance with their respective terms and in such a manner as to preserve such qualification.

               C. Neither the Seller nor Albex or SABI have engaged in or have knowledge of a transaction in connection with which Albex or SABI could be subject to either a civil penalty assessed pursuant to Section 502 of ERISA, a tax imposed by Section 4975 of the Code or liability for a breach of fiduciary responsibility under ERISA.

               D. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the Plans by the Seller or Albex or SABI. All premiums due and payable to the Pension Benefit Guaranty Corporation with respect to the Plans have been paid. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any of the Plans. No event has occurred, and there exists no condition or set of circumstances, which presents a risk of the termination of any Plan which could result in liability on the part of the Seller or Albex or SABI to the Pension Benefit Guaranty Corporation.

               E. The Plans do not have an accumulated funding deficiency. As used in this paragraph, the term "accumulated funding deficiency" shall have the meaning specified in Section 302 of ERISA and Sections 412 and 418(b) of the Code. In addition, the Plans have been funded and have met the minimum funding requirements based upon the actuarial assumptions contained in SCHEDULE 6.33, as of the date hereof.

               F. No notice of a reportable event (within the meaning of Section 4043(b) of ERISA) has been filed by the plan administrator of the Plans with the Pension Benefit Guaranty Corporation since July 10, 1989 as to SABI and since May 1, 1991 as to Albex.

               G. The Plans, their operation and reports filed with respect thereto are in compliance with all applicable federal laws, including but not limited to ERISA, and there are no claims, pending or threatened, by any Plan participant or any basis to anticipate any such claim or claims.

               H. All documents, including but not limited to any Plan and trust instruments, annual reports and actuarial reports, relating to the Plans have been furnished to the Purchaser.

               I. Neither Albex or SABI nor any trade or business under common control with Albex or SABI (within the meaning of Section 414 (i) of the Code) has, since December 31, 1996, with respect to any Plan which is a Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal", as such terms are respectively defined in Sections 4203 and 4205 of ERISA.

         6.34 AGREEMENTS IN FULL FORCE AND EFFECT. All contracts, agreements, plans, leases, policies and licenses referred to in any Schedule delivered hereunder are valid, in full force and effect and enforceable by Albex or SABI in accordance with their respective terms, and true copies thereof have been heretofore delivered to the Purchaser.

         6.35 DISCLOSURE. No representations or warranties by the Seller in this Agreement and no statement contained in any document, including without limitation, financial statements and the Schedules, certificates, or other writings furnished or to be furnished by the Seller (or caused to be furnished by the Seller) to the Purchaser or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         6.36 SCHEDULES. The Schedules hereto are deemed to be a part of the Seller's representations and Warranties for all purposes of this Agreement. Disclosure in a Schedule shall not be deemed to be a disclosure for purposes of any other Schedule unless referenced therein.

         7. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser warrants and represents to the Seller and acknowledges that the Seller is relying on such warranties and representations, as follows:

         7.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         7.2 AUTHORIZATION. This Agreement and its execution, delivery and performance have been duly authorized by all necessary corporate action on the part of the Purchaser and are within its corporate powers. This Agreement, when signed and delivered by the Purchaser, will have been duly executed and delivered by the Purchaser, and will constitute the legal, valid and binding agreement of the Purchaser enforceable in accordance with its terms.

         7.3 BROKER'S OR FINDER'S FEES. The Purchaser has not authorized any person to act as broker, finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in such manner as to give rise to a valid claim against the Seller for any broker's or finder's fee or similar compensation.

         8. COVENANTS OF THE SELLER. The Seller agrees that from and after the date hereof and to and including the Closing Date (unless otherwise agreed to in advance in writing by the Purchaser):

         8.1 ORDINARY COURSE. Albex and SABI shall conduct their business diligently and in the ordinary course consistent with past practice and shall maintain intact their business, organization and their relationships with employees, suppliers, customers and others.

         8.2 NO AMENDMENTS. No change or amendment shall be made in the articles of incorporation or by-laws of Albex or SABI.

         8.3 NO CAPITAL CHANGES. Albex or SABI shall not issue or sell, or grant options, warrants, or rights to purchase or to subscribe to, or enter into any arrangement or contract with respect to, the issuance, sale, or purchase of, any of their capital stock or any securities or obligations convertible into or exchangeable for any shares of their capital stock, or make any changes in their capital stock.


         8.4 NO DIVIDENDS OR REDEMPTIONS. Albex and SABI shall not declare, pay or set aside for payment any dividend or other distribution in respect of their capital stock, or redeem, purchase or otherwise acquire any shares of their capital stock.

         8.5 FORBEARANCE BY ALBEX AND SABI. Except pursuant to contracts or other instruments or documents listed or described in any Schedule hereto, Albex and SABI shall not:

              A. Incur any obligation or liability, direct or indirect, absolute or contingent, other than liabilities incurred in the ordinary course of business, or pay any obligation or liability of any kind other than current liabilities and current maturities of existing long-term debt;

              B. Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances (other than normal travel advances) to any individual, firm or corporation;

              C. Mortgage, pledge or otherwise encumber or in any way subject to encumbrance any of its properties or assets;

                  D. Sell or transfer any of their properties or assets or cancel, release or assign any indebtedness owed to them or any claim held by them;

                  E. Except as provided in SCHEDULE 6.26, make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation in excess of, in each instance, $20,000 as to Albex and $10,000 as to SABI;

                  F. Enter into or terminate any contracts or agreement other than in the ordinary course of business, or make any material change in any of their leases or contracts;

                  G. Increase in any manner the compensation of any of their employees in excess of $100,00 (except in accordance with SCHEDULE 8.5) or pay or agree to pay any pension or retirement allowance not required by any existing plan or agreement to any employees, or commit themselves to any pension, retirement or profit-sharing plan or agreement or employment agreement with or for the benefit of any officer, employee or other person;

                  H. Hire or commit to hire any employee or terminate any employee;

                  I. Change any of the banking or financial institution arrangements described in SCHEDULE 6.19 or open any new accounts;

                  J. Grant or extend any power of attorney or appoint any agent;

                  K.  Loan money or assets to any person;

                  L.  Make or commit to make any charitable contributions; or

                  M. Agree, in writing or otherwise, to do any of the foregoing.

            8.6 INSURANCE AND MAINTENANCE OF PROPERTY. Albex and SABI shall continue to insure their business, operations, employees and all of their property (real, personal and mixed, tangible and intangible, and owned or leased) against all ordinary and insurable risks in the manner and to the extent such business, operations, employees, and property were insured on the date hereof; and all such property shall be used, operated, maintained and repaired in a careful and reasonably efficient manner.

            8.7. ACCESS. The Seller and Albex and SABI shall afford the Purchaser and its respective counsel, auditors and authorized representatives full access to all personnel, properties, records and documents of Albex and SABI and shall furnish such financial, operating data and other information with respect to the business, properties and personnel of Albex and SABI as the Purchaser may reasonably, from time to time, request.

            8.8 SATISFACTION OF CONDITIONS. The Seller and Albex and SABI shall cause all of the conditions set forth in Section 12 hereof to be satisfied on or prior to the Closing Date.

           8.9 NO DEFAULT. Albex and SABI shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of contract or commitment of or which would cause the breach of any warranty made hereunder.

          8.10 COMPLIANCE WITH LAWS. Albex and SABI shall duly comply in all respects with all laws applicable to them and their properties, operations, business and employees.

          8.11 OCCURRENCES AFTER SIGNING. The Seller shall disclose to Purchaser immediately upon discovery thereof the occurrence of any state of facts, circumstances or events which would have been required to be disclosed on the Schedules hereto at the time of signing as if such state of facts, circumstances or events had then existed.

          9. COVENANTS OF THE PURCHASER. The Purchaser shall cause all of the conditions set forth in Section 11 hereof to be satisfied on or prior to the Closing Date.

         10.   TAX MATTERS.

         10.1 FILING OF TAX RETURNS. The Seller shall be responsible for causing the preparation and filing of all returns and reports of taxes for the taxable periods ending on or before the Closing Date. In the preparation of the federal and state income tax returns for the 1996 taxable period and for the 1997 taxable period through the Closing Date, the Seller shall not materially deviate from the manner in which any item of income or expense of Albex or SABI was reported in prior years. Any returns or reports of Taxes relating to the periods prior to and through the Closing Date which are to be prepared by Seller pursuant to this SECTION 10. shall be submitted to the Purchaser for review at least four weeks prior to the filing date for any such return or report. The Purchaser shall be responsible for filing or causing Albex and SABI to file all returns and reports of Taxes for the taxable periods not ending on or before the Closing Date.

         10.2 ACCESS AND ASSISTANCE. The Purchaser and Albex and SABI on the one hand and the Seller on the other hand shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes of Albex or SABI.

The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

         10.3 TRANSFER TAXES. All sales and transfer taxes arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by the Seller.

         11. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. Each of the obligations of the Seller to be performed hereunder shall be subject to the satisfaction (or waiver by the Seller) at or prior to the Closing Date of each of the following conditions:

         11.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. The Purchaser's representations and warranties contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date, and as if the Purchaser shall have delivered to the Seller a certificate dated the Closing Date and signed by a duly authorized officer of the Purchaser, to such effect.

         11.2 LITIGATION. No suit, investigation, action or other proceeding shall be overtly threatened or pending against the Purchaser before any court or governmental agency which, in the reasonable opinion of counsel for the Seller, could result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         11.3 OPINION OF COUNSEL TO THE PURCHASER. The Seller shall have received from counsel to the Purchaser an opinion, dated the Closing Date and in form and substance reasonably satisfactory to counsel for the Seller to the effect that:

                  A. The Purchaser is a corporation duly incorporated and in good standing under the laws of the State of Delaware;

                  B. The Purchaser has the corporate power to execute and deliver this Agreement and to carry out the terms and conditions hereof;

                  C. The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary corporate action;

                  D. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable, provided the Seller is legally bound by this Agreement, in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights generally and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought);

                  E. The Purchaser is not required to obtain any other consent, approval or waiver in order to permit the Purchaser to consummate the transactions contemplated hereby without violating any applicable law, regulation, order, arbitration award, judgment, stipulation, injunction or decree or without breaching the terms of or giving rise to any default or any right of acceleration under any material contract, agreement or other instrument to which the Purchaser is a party or by which the Purchaser is otherwise bound; and

                  F. Such other matters as counsel for the Seller shall reasonably request.

           12. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser to be performed hereunder shall be subject to the satisfaction (or waiver by the Purchaser) on or before the Closing Date of each of the following conditions:

         12.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING DATE. The representations and warranties of the Seller contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of such date and as if the Seller shall have delivered to the Purchaser a certificate signed by the Seller to such effect; and the Seller and Albex and SABI shall have complied in all respects with the covenants and agreements set forth herein to be performed by them on or before the Closing Date.

          12.2 CONSENTS. With respect to each consent, approval, registration, filing, application, notice, transfer, order, qualification, waiver or other action of any kind (each such action of any of the aforementioned kinds being referred to as a "Consent") of another party pursuant to any mortgage, indenture, deed of trust, note, lien, agreement, lease, franchise, permit or similar instrument or of any governmental authority pursuant to any law (including, but not limited to, the Hart, Scott, Rodino Pre-Merger Notification
Act), regulation, order, arbitration award, judgment, stipulation, injunction or decree, required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, the Purchaser shall have received written evidence, reasonably satisfactory to it, that such Consent has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

          12.3 INVESTIGATIONS. Neither any investigation of Albex and SABI by the Purchaser, nor any Schedule or any supplement thereto nor any other document delivered to the Purchaser as contemplated by this Agreement, shall have revealed any facts or circumstances which, in the sole and exclusive judgment of the Purchaser, reflect in any adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of Albex and SABI. The Purchaser shall be reasonably satisfied that all of the assets of Albex and SABI are of suitable condition, value, suitability, serviceability and utility.

          12.4 NO MATERIAL CHANGE. Albex and SABI shall not have suffered any adverse change (whether or not such change is referred to or described in any supplement to any Schedule) in its business, prospects, financial conditions, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations. Without limiting the generality of the foregoing, the Purchaser shall have determined, following any review conducted pursuant to SECTIONS 8.8 and 12.3 hereof, that no adverse change shall have occurred in the business, operations or financial condition of Albex or SABI since December 31, 1996.

         12.5 INDEBTEDNESS. Albex or SABI shall not have indebtedness for borrowed money in excess of $13,000,000 as to Albex and $3,000,000 as to SABI.

         12.6 LITIGATION. No suit, investigation, action or other proceeding shall be threatened or pending against Seller or Albex or SABI before any court or governmental agency which, in the opinion of counsel for the Purchaser, could result in the restraint, prohibition or the obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         12.7 SHARE CERTIFICATES AND RESIGNATIONS. The Purchaser shall have received from Seller certificates evidencing the Shares pursuant to SECTION 5 hereof and the resignations of all officers and directors of Albex and SABI requested by Purchaser.

         12.8 REAL PROPERTY TITLE. Seller shall have delivered to Purchaser a full property lien search, correcting title to be acceptable to the Purchaser and reflecting that Albex or SABI have good, valid and marketable title in fee simple absolute to all the real property which they purport to own, free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever except those disclosed on Schedules hereto.

          12.9 OPINION OF COUNSEL TO THE SELLER. The Purchaser shall have received from counsel to the Seller, an opinion, dated the Closing Date and in form and substance reasonably satisfactory to counsel to the Purchaser to the effect that:

                  A. Albex and SABI are corporations duly incorporated and in good standing under the laws of the State of Ohio;

                  B. Albex and SABI are qualified to do business and in good standing in any other jurisdiction in which qualification is required;

                  C. The Seller has the power to execute and deliver this Agreement and to carry out the terms and conditions hereof;

                  D. The authorized capital stock of Albex consists of 750 shares, no par value, of which 100 shares are issued and outstanding;

                  E. The authorized capital stock of SABI consists of 750 shares, no par value, of which 450 shares are issued and outstanding;

                  F. This Agreement constitutes a valid and binding obligation of Seller, enforceable, provided the Purchaser is legally bound by this Agreement, in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought);

                  G. The Seller and Albex and SABI have obtained the consents, approvals and waivers listed in SCHEDULE 6.26 hereto with respect to the transactions contemplated hereby and the Seller and Albex and SABI are not required to obtain any other consent, approval or waiver in order to permit any of them to consummate the transactions contemplated hereby without violating any applicable law, regulation, order, arbitration award, judgment, stipulation, injunction or decree or without breaching the terms of or giving rise to any default or any right of acceleration under any material contract, agreement or other instrument to which the Seller or Albex or SABI is a party or by which the Seller or Albex or SABI is otherwise bound;

                  H. To the best of such counsel's knowledge, Albex or SABI are not engaged in or threatened with any legal action or other proceeding, or has incurred or been charged with or is under investigation with respect to any violation of any federal, state or local law or administrative regulation which if adversely determined might adversely affect or impair the business or condition, financial or otherwise, of Albex or SABI, except as specifically disclosed in such counsel's opinion or pursuant hereto; and

                  I. Such other matters as counsel for the Purchaser shall reasonably request.

          12.10 APPROVAL AND AUTHORIZATION BY NECESSARY CORPORATION ACTION.The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been duly approved and authorized by all necessary corporate action.

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


          12.11 DOCUMENTS SATISFACTORY IN FORM AND SUBSTANCE. All agreements, certificates, opinions and other documents delivered by the Seller to the Purchaser hereunder shall be in form and substance satisfactory to counsel for the Purchaser.

          12.12 CLOSING ON ALBEX AND SABI. Purchaser must close on both the acquisition of Albex and SABI. If Purchaser is unable to close on either Albex or SABI, Purchaser shall have the right to terminate this Agreement and not purchase Albex or SABI.

          13. TERMINATION. This Agreement shall be terminated and the purchase and sale contemplated herein may be abandoned:

                  A.  By mutual consent of the parties hereto; or

                  B. By a non-defaulting party hereto by giving written notice of such termination on the Closing Date to the other party if, as of the Closing Date, the conditions precedent to the performance of the obligations of the party giving such notice shall not have been satisfied and shall not have been waived by such party. In the event of such termination or abandonment, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein will relieve any party from liability for any willful breach of this Agreement.

          14.     INDEMNITIES BY THE SELLER.

          14.1 INDEMNITY. The Seller shall indemnify the Purchaser and Albex and SABI and any successors thereto ("Indemnified Parties") and hold each of them wholly harmless from and against "Indemnified Liabilities" (as hereinafter defined). For the purposes of this SECTION 14.1, the term "Indemnified Liabilities" shall mean "Losses" (as hereinafter defined) to the extent that such Losses result from or arise out of any event, act, circumstance, transaction, occurrence or state of facts occurring or in existence, or a liability in existence, on or prior to the Closing Date, or result from or arise out of or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of the Seller contained in this Agreement or contained in any certificate or document of the Seller delivered to the Purchaser in connection with this Agreement or the consummation of the transactions contemplated hereunder. For the purposes of this Section 14.1, the term "Losses" shall mean any and all losses (including, without limitation, loss of revenues or profits), liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) suffered or incurred by an Indemnified Party.

          14.2 TIME TO ASSERT CLAIM. No claim for indemnification by any Indemnified Party pursuant to SECTION 14.1 hereof shall be asserted later than five years after the Closing Date, except as to claims for Taxes with respect to which the time limitation

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

shall be the expiration of the applicable statute of limitations. Any such matters as to which a claim has been asserted pursuant to Section 14.1 hereof on or before such date shall continue to be covered until finally terminated or resolved.

          14.3 CLAIMS BY THIRD PARTIES. If any Indemnified Party shall receive written notice of any claim or proceeding against any of them that, if successful, might result in a claim under SECTION 14 hereof, such party shall promptly give the Seller written notice of such claim or proceeding and shall permit the Seller, at Seller's option, to conduct or participate in the defense of such claim or proceeding by counsel of the Seller's own choosing and at the expense of the Seller. In the event that the Seller accepts the tender of the defense of such claim, Seller shall be deemed to have accepted for Seller's account any and all liability relating to such claim. In the event the Seller declines to conduct the defense of such claim or proceeding by counsel of the Seller's own choosing, the Indemnified Party shall assume the carriage of the defense thereof. The party assuming the defense of such claim or proceeding may elect to defend such claim or proceeding or may settle the same without the consent of the other party.

          14.4    PAYMENT TO INDEMNIFIED PARTIES. The notice provided for in
SECTION 14.3 and any other notice of demand for indemnification by an Indemnified Party shall be given in writing promptly upon the discovery of facts or circumstances giving rise to such demand and shall contain a description of such claim. Following the giving of such notice, the Purchaser may withhold from payment otherwise due under the Notes an amount reasonably necessary to satisfy any such claim and the Seller and the Purchaser shall negotiate in good faith for a period of 30 days to determine whether the claim constitutes an "Indemnified Liability", as defined above, and, if so, the appropriate method of resolving such claim. In the event the claim is ultimately determined not to be an Indemnified Liability (except with respect to third party claims, the defense of which has been accepted by the Seller in which event that acceptance shall be the conclusive determination that the claim is an Indemnified Liability), or, in the event it is determined to be an Indemnified Liability but the Losses are less than the amount so withheld, the Purchaser shall repay the difference between the amount so withheld and the amount of the Losses, if any, to the person or persons from whom the payment was withheld, with interest at the prime rate established by First National Bank of Ohio from the date of such withholding. Notwithstanding the above, if the Seller provides reasonable assurances to the Purchaser that, with respect to third party claims the defense of which has been accepted by the Seller, any and all judgments will be satisfied by Seller, neither Albex or SABI nor the Purchaser shall withhold any amount with respect to such claim.

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


         15.  INDEMNITIES BY THE PURCHASER.

         15.1 INDEMNITY. The Purchaser shall defend and indemnify the Seller and hold the Seller wholly harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) that the Seller incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant, or agreement by or on behalf of the Purchaser contained in this agreement or contained in any certificate or document delivered to the Seller in connection with the consummation of the transactions contemplated hereunder.

         15.2 CLAIMS. If the Seller shall receive written notice of any claim or proceeding against Seller that, if successful, might result in a claim under
SECTION 15. hereof, the Seller shall give Purchaser written notice of such claim or proceeding and shall permit the Purchaser to participate in the defense of such claim or proceeding by counsel of its own choosing and at its own expense. In addition, upon the written request of the Seller, the Purchaser, if the Seller shall so request, shall assume the carriage of the defense of any such claim or proceeding.

         16.  MISCELLANEOUS.

         16.1 BINDING EFFECT. Subject to the limitations upon assignment hereinafter set forth, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         16.2 ASSIGNMENT. Without the prior written consent of the Purchaser, the Seller may not assign its rights hereunder or any part thereof to any other person or entity.

         16.3 SURVIVAL OF REPRESENTATIONS. All representations, warranties, covenants and agreements made by the parties in this Agreement and pursuant to the terms hereof shall survive the consummation of the transactions contemplated hereby.

         16.4 FURTHER ASSURANCES. Each party shall cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignments and transfer, and take all such other actions as such party may be reasonably requested to take from time to time in order to effectuate the provisions and purposes of this Agreement.

         16.5 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed, registered or certified mail, postage prepaid, to the following addresses:

                  If to Purchaser:
                  P.O. Box 10002
                  Akron, Ohio  44310

                  and a copy to counsel:
                  Nicholas T. George & Associates
                  3200 West Market Street, Suite 300
                  Akron, Ohio  44333

                  If to Seller:
                  Jacob Pollock, Trustee
                  P.O. Box 4810
                  Akron, Ohio 44310

          16.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

          16.7 HEADINGS AND TABLE OF CONTENTS. The headings and table of contents contained in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          16.8 GOVERNING LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with and governed by the laws of the State of Ohio.

          16.9 EXPENSES. The parties shall bear their own respective expenses incurred in connection with this Agreement and consummation of the transactions contemplated hereby.

          16.10 SCHEDULES. The following Schedules are attached hereto and are hereby made a part of this Agreement by reference:

         Section and Schedule
         --------------------

         2.       Certificate of Designation

         3.       Purchase Price Formula

         4.       A & B Promissory Notes

         6.6      Director, Officer, Employee and Agent Indebtedness

         6.7      Undisclosed Liabilities

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





         6.11     Property

         6.13     Agents' Agreements

         6.14     Employee Contracts

         6.15     Indebtedness

         6.16     Trademarks

         6.17     Litigation

         6.18     Labor Difficulties

         6.19     Bank Accounts

         6.20     Restrictive Covenants

         6.21     OSHA and Other Filings

         6.23     License Agreements

         6.24     Insurance Policies

         6.25     Contracts and Commitments

         6.26     Certain Changes and Events

         6.30     Required Consents and Approvals

         6.32     Tax Matters

         6.33     Pension Matters

         8.5      Increase in Employee Compensation

         16.11 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may be modified only by a written instrument signed by each of the parties hereto.

         16.12 SELLER'S REPRESENTATIVE. The Seller hereby appoints Jacob Pollock, Trustee of the Jacob Pollock Trust U/A dated March 12, 1991 as its agent-in-fact to do any and all things which it may do under this Agreement, including, without limitation, reviewing, negotiating with respect to and settling any disputes concerning this Agreement; waiving any condition of closing contained in
SECTION 11; and reviewing, negotiating with respect to and settling any claims for indemnification by any Indemnified Party, and accepting the defense of any third party claim, all as provided in SECTION 14.

    EXECUTED effective the day and year first above written.

                              SELLER:

                              /s/ Jacob Pollock
                              ___________________________________________
                              Jacob Pollock, Trustee of The Jacob Pollock
                              Trust U/A Dated March 12, 1991

                              PURCHASER:
                              RVM INDUSTRIES, INC.

                                  /s/ Richard D. Pollock
                              By:________________________________________
                                 Richard D. Pollock, its President


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